EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-167887, 333-134630, 333-115841, and 333-85900) of Harvest Natural Resources, Inc. of our reports dated March 17, 2014 with respect to the consolidated financial statements of Harvest Natural Resources, Inc. and subsidiaries as of December 31, 2013 and for the year then ended, and to the effectiveness of Harvest Natural Resources, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2013, which appears in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ UHY LLP

Houston, Texas

March 17, 2014